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EXHIBIT 10.35

Engagement Agreement between JBMC, Inc. and the Company dated September 8,
1996.

ENGAGEMENT AGREEMENT entered into on September 8, 1996 between JBMC, Inc., 1020 E. Desert Inn, Suite 203, Las Vegas, Nevada 89109 and Affinity Group, Inc., 2575 Vista Del Mar, Ventura, California 93001, whereby JBMC, Inc. and its affiliates is engaged to assist Affinity (the term "Company" as used herein shall include Affinity Group, Inc. and its affiliates) in the acquisition of Camping World, Inc. This agreement contains the terms of this engagement.

TERM. The term of this Engagement is for 12 months beginning September 8, 1996. The Term can be extended by mutual agreement as long as discussions concerning a transaction are ongoing.

COMPENSATION. Affinity will pay JBMC, Inc. a fee of $500,000 upon completion of a successful acquisition of Camping World.

EXCLUSIVITY. During the Term, JBMC, Inc. will be the exclusive representative regarding the transaction.

INDEMNIFICATION. The Company agrees to indemnify JBMC, Inc. and its affiliates, employees, stockholders and representatives and hold harmless against any and all losses, claims, damages or liabilities, joint and several to which JBMC, Inc. becomes subject in connections with the Engagement under federal securities law, under any statute, at common law or otherwise.

CONFIDENTIALITY. The Company agrees that information developed by JBMC, Inc. in the course of the Engagement (the "Information") will be treated as private and confidential, and will not be disclosed to any third party without prior written approval of JBMC, Inc., except as may be required by law. The term "Information" does not include information which (i) is or becomes generally available to the public, (ii) was available on a non-confidential basis prior to its disclosure or (iii) comes on a non-confidential basis from a third party source. Neither the Company nor JBMC, Inc. will make any public announcement concerning a potential Transaction without the consent of the other.

MISCELLANEOUS. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of the Engagement. This Agreement may not be modified or amended or any term of provision hereof waived or discharged, except in writing signed by the party against whom such modification, amendment or waiver is sought to be enforced/ This agreement is not assignable. Without limiting the foregoing, all provisions hereof shall be binding on and applicable to any successor to the assets and/or business of the Company. The Company and JBMC, Inc. each represents that this agreement has in all respects been duly authorized, executed and delivered by and on behalf of itself. Heading titles are for descriptive purposes only and do not control or alter the meaning of the Agreement as set forth in the text. JBMC, Inc. will be free to conduct business with others including competitors of the Company in undertakings similar to this Engagement. The obligations of JBMC, Inc. hereunder are intended

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solely for the benefit of the Company and JBMC, Inc. does not have any obligation to any person other than the Company.

ACCEPTED AND AGREED:

JBMC, INC.                              AFFINITY GROUP, INC.

By:        /s/                              By:      /s/
   ---------------------------------           ----------------------------
     Joe McAdams, President             Steve Adams, Chairman of the Board

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